Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS

NEPTCO Incorporated and Subsidiaries
As of December 30, 2011 and December 31, 2010 and for the
Years Ended December 30, 2011, December 31, 2010
and January 1, 2010
With Report of Independent Auditors

NEPTCO Incorporated and Subsidiaries

Consolidated Financial Statements

As of December 30, 2011 and December 31, 2010 and
for the Years Ended December 30, 2011, December 31, 2010 and January 1, 2010

Ernst & Young LLP 200 Clarendon Street Boston, MA 02116 Tel: +1 617 266 2000 Fax: +1 617 266 5843 www.ey.com

Report of Independent Auditors

To the Board of Directors and Stockholders of

NEPTCO Incorporated and Subsidiaries

We have audited the accompanying consolidated balance sheets of NEPTCO Incorporated and Subsidiaries (the Company) as of December 30, 2011 and December 31, 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 30, 2011, December 31, 2010 and January 1, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NEPTCO Incorporated and Subsidiaries as of December 30, 2011 and December 31, 2010, and the results of their operations and their cash flows for the years then ended, in conformity with US generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company is in violation of certain debt covenants, therefore, the Company’s debt is callable by its banks. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

June 22, 2012

A member firm of Ernst & Young Global Limited

NEPTCO Incorporated and Subsidiaries

Consolidated Balance Sheets
(In thousands, except share amounts)

	December 30 2011	December 31 2010
Assets
Current assets:
Cash	$6,282	$5,639
Trade accounts receivable, net of allowance of $898 at December 30, 2011 and $1,092 at December 31, 2010 for doubtful accounts, returns and rebates	10,192	10,277
Inventories, net	12,258	13,385
Deferred income taxes	723	1,466
Prepaid expenses and other assets	422	479
Total current assets	29,877	31,246

Property, plant and equipment, net	20,838	24,296
Intangible assets, net	3,633	3,818
Other assets	496	667
Total assets	$54,844	$60,027
Liabilities and stockholders’ deficit
Current liabilities:
Trade accounts payable	$6,428	$5,025
Accrued expenses	2,951	2,551
Senior term debt in default	63,344	67,871
Senior subordinated notes in default	22,900	22,900
Accrued interest on senior subordinated notes in default	12,195	8,880
Current portion of capital lease obligations	55	161
Total current liabilities	107,873	107,388

Other liabilities:
Redeemable preferred stock, $1,000 par value; 0 and 26,850 shares authorized at December 30, 2011 and December 31, 2010, respectively; 0 and 13,492 shares at December 30, 2011 and December 31, 2010 issued and outstanding, respectively, at accreted redemption value	—	28,907
Deferred income taxes	1,157	3,904
Other liabilities	728	387
	1,885	33,198
Stockholders’ deficit:
Series A Preferred Stock, $.001 par value; 15,000 and 0 shares authorized at December 30, 2011 and December 31, 2010, respectively; 7,587 and 0 shares at December 30, 2011 and December 30, 2010, respectively, issued and outstanding (liquidation value of $7,764 as of December 30, 2011)	—	—
Common stock, $0.001 par value, 3,000,000 shares at December 30, 2011 and 4,200,000 shares at December 31, 2010 authorized; 1,174,246 shares at December 30, 2011 and 2,285,957 shares at December 31, 2010 issued and outstanding	1	2
Additional paid-in capital	3,985	3,984
Accumulated deficit	(60,599)	(87,159)
Accumulated other comprehensive loss	(494)	(410)
NEPTCO, Inc. stockholders’ deficit	(57,107)	(83,583)
Non-controlling interest related to NEPTCO joint venture	2,193	3,024
Total stockholders’ deficit	(54,914)	(80,559)
Total liabilities and stockholders’ deficit	$54,844	$60,027

See accompanying notes.

NEPTCO Incorporated and Subsidiaries

Consolidated Statements of Operations
(In thousands)

	Year Ended
	December 30	December 31	January 1
	2011	2010	2010

Net sales	$95,341	$90,135	$85,132
Cost of goods sold	76,971	70,234	71,013
Restructuring costs	—	—	112
Gross profit	18,370	19,901	14,007
Operating costs:
Sales and marketing	5,341	5,079	4,584
General and administrative	6,685	6,818	7,451
Amortization of intangible assets	388	387	384
Restructuring costs	144	—	732
Impairment of property, plant and equipment	1,730	711	2,257
	14,288	12,995	15,408

Operating income	4,082	6,906	(1,401)

Other income (expense):
Interest expense, net of interest income	(9,220)	(9,788)	(11,197)
Interest expense on redeemable preferred stock	(1,443)	(3,224)	(5,453)
Gain on extinguishment of redeemable preferred stock	30,350	—	25,182
	19,687	(13,012)	8,532
Income (loss) before income taxes	23,769	(6,106)	7,131
Benefit for income taxes	1,960	491	3,440
Net income (loss)	25,729	(5,615)	10,571
Less: net loss attributable to non-controlling interest	831	167	3,671
Net income (loss) attributable to NEPTCO, Inc.	$26,560	$(5,448)	$14,242

See accompanying notes.

NEPTCO Incorporated and Subsidiaries

Consolidated Statements of Stockholders’ Deficit
(In thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	NEPTCO, Inc. Stockholders’ Deficit	Non-Controlling Interest Related to NEPTCO Joint Venture	Total Stockholders’ Deficit

Balance at January 2, 2009	$—	$4	$3,982	$(95,953)	$(239)	$(92,206)	$6,862	$(85,344)
Common stock repurchased and retired	—	(2)	2	—	—	—	—	—
Comprehensive income:
Net income	—	—	—	14,242	—	14,242	(3,671)	10,571
Change in unrecognized pension liability, net of taxes	—	—	—	—	(75)	(75)	—	(75)
Foreign currency translation adjustment, net of taxes	—	—	—	—	154	154	—	154
						14,321
Balance at January 1, 2010	—	2	3,984	(81,711)	(160)	(77,885)	3,191	(74,694)
Comprehensive loss:
Net loss	—	—	—	(5,448)	—	(5,448)	(167)	(5,615)
Change in unrecognized pension liability, net of taxes	—	—	—	—	(108)	(108)	—	(108)
Foreign currency translation adjustment, net of taxes	—	—	—	—	(142)	(142)	—	(142)
						(5,698)
Balance at December 31, 2010	—	2	3,984	(87,159)	(410)	(83,583)	3,024	(80,559)
Issuance of Preferred Stock	—	—	—	—	—	—	—	—
Repurchase of Common Stock	—	(1)	1	—	—	—	—	—
Comprehensive loss:
Net income	—	—	—	26,560	—	26,560	(831)	25,729
Change in unrecognized pension liability, net of taxes	—	—	—	—	(237)	(237)	—	(237)
Foreign currency translation adjustment, net of taxes	—	—	—	—	153	153	—	153
						26,476
Balance at December 30, 2011	$—	$1	$3,985	$(60,599)	$(494)	$(57,107)	$2,193	$(54,914)

See accompanying notes.

NEPTCO Incorporated and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	December 30 2011	December 31 2010	January 1 2010
Operating activities
Net income (loss)	$25,729	$(5,615)	$10,571
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,856	4,113	6,081
Amortization of intangible assets	388	387	384
Amortization of deferred financing costs	357	409	331
Accretion of interest expense	287	287	287
Impairment of property, plant and equipment	1,730	711	2,257
Deferred taxes	(2,005)	(432)	(162)
Change in interest rate swap derivative	—	(1,724)	(2,052)
Interest on redeemable preferred stock	1,443	3,224	5,453
Gain on extinguishment of preferred stock	(30,350)	—	(25,182)
Deferred interest on senior subordinated debt	3,315	4,045	3,792
Changes in operating assets and liabilities:
Accounts receivable	85	(1,032)	(1,209)
Income tax receivable	—	—	(2,337)
Inventories	1,127	(2,469)	7,910
Prepaid expenses and other assets	58	2,608	112
Accounts payable	1,403	1,291	(1,763)
Accrued expenses and other liabilities	656	(785)	(1,390)
Net cash provided by operating activities	8,079	5,018	3,083

Investing activities
Capital expenditures	(2,058)	(1,156)	(719)
Patent costs	(203)	(89)	1,224
Net cash used in investing activities	(2,261)	(1,245)	505

Financing activities
Payments on senior debt	(4,814)	(5,053)	(3,179)
Principal payments on capital lease obligations	(175)	(197)	(228)
Payments of deferred financing costs	(186)	—	—
Net cash used in financing activities	(5,175)	(5,250)	(3,407)
Effects of exchange rate changes on cash	—	(252)	77
Net increase (decrease) in cash	643	(1,729)	258
Cash at beginning of year	5,639	7,368	7,110
Cash at end of year	$6,282	$5,639	$7,368

Supplemental investing and financing activities
Cash paid for interest	$6,718	$5,262	$4,089
Equipment acquired under capital lease	$70	$—	$—

See accompanying notes.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2011

1. The Company

NEPTCO Incorporated (NEPTCO) supplies laminated film foils, composite strength elements, anti-static packaging tape and pulling tapes for the electronics and cable industries. NEPTCO’s four product lines are muletape, shielding products, cover tape and fiber-optic strength elements. The Company finishes and distributes its cover tape product lines in China.

The consolidated financial statements include the accounts of NEPTCO Inc. and its subsidiaries (the Company), including its wholly owned subsidiary in Suzhou, China, and its majority-controlled joint venture, NEPTCO JV LLC (JV). All material intercompany balances and transactions have been eliminated in consolidation. NEPTCO has consolidated the JV in its financial statements due to the existence of daily operating control, and the fact that the JV’s other partner only has protective rights.

2. Liquidity and Going Concern

The Company was in violation of certain debt covenants under its senior loan and senior subordinated loan arrangements at December 30, 2011 where borrowings outstanding amounted to $63.3 million and $22.9 million along with $12.2 million of deferred interest, respectively. Accordingly, the Company has presented both the senior and the senior subordinated borrowings as current liabilities at December 30, 2011.

As a result, this condition raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern and, accordingly, do not include any adjustments that may result from the outcome of this uncertainty.

In the event the lenders do not call the Company’s debt, management’s plans with respect to this condition are as follows:

•                  As required, the Company has commenced the sale process of the Company and engaged an investment banker. There can be no assurance that a sale will occur on conditions acceptable to the Company. In the event the Company does not complete a sale of the business, the Company would then seek financing alternatives; however, there can be no assurance that the Company would obtain such financing on acceptable terms.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Liquidity and Going Concern (continued)

•                  The Company will continue to manage the business and generate a sufficient level of earnings before interest, depreciation taxes and amortization (EBITDA) to operate the business through 2012 in an attempt to meet its non-bank working capital obligations.

•                  The Company will seek new business opportunities to the extent the rate of investment return is commensurate with the risk involved in the opportunity.

•                  The Company will seek opportunities to reduce costs and manage production, sales and general and administrative expenses without significantly impacting the business.

In the event the Company’s banks call the outstanding debt, the Company’s lenders have the right to move the Company into a bankruptcy process.

3. Summary of Significant Accounting Policies

Fiscal Year

The Company has adopted a fiscal year ending the Friday nearest December 31. References to 2011, 2010 and 2009 are for the fiscal years ended December 30, 2011, December 31, 2010 and January 1, 2010 respectively.

Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currencies

Assets and liabilities of the Company’s foreign operations are translated into U.S. dollars in accordance with ASC 830, Foreign Currency Translation, at exchange rates in effect at the balance sheet date. Income and expenses are translated at the average rates prevailing during the period.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

The Company’s functional currency for its Chinese operation is the U.S. dollar and, therefore, all transactions denominated in currency other than local currency are recorded in the statement of operations.

The Company closed the European operation of its joint venture in Bresles, France in 2009 and liquidated the business in 2011.

The functional currency for operations in France was the Euro, and the Company recorded the foreign exchange effects of changes in foreign currency rates through accumulated other comprehensive income (loss) until the business was liquidated in 2011.

Foreign currency gains (losses) recognized in the statements of operations amounted to $.2 million in 2011, $.1 million in 2010 and $(.2) million in 2009.

Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. As of December 30, 2011 and December 31, 2010, the Company had no cash equivalents.

Inventories

Inventories include material, labor and manufacturing overhead, and are stated at the lower of cost (first-in, first-out) or market and consist of the following at (in thousands):

	December 30 2011	December 31 2010

Raw materials	$5,381	$5,767
Work in process	2,726	2,634
Finished goods	3,441	4,566
Inventory consigned to others	710	418
	$12,258	$13,385

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

The Company regularly reviews inventory quantities on-hand, and compares those amounts to historical and forecasted usage of, and demand for, each particular product or product line. A charge is recorded to cost of goods sold for excess and obsolete inventory to reduce the carrying value of the inventories to net realizable value. Inventory write-downs have historically been within the Company’s expectations and the provisions established.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, except for plant and equipment under capital leases, which are stated at the present value of minimum lease payments. Property, plant and equipment consists of the following (in thousands, except years):

	Estimated Useful Life (Years)	December 30 2011	December 31 2010

Land	—	$946	$946
Building	25	14,985	14,858
Machinery and equipment	10	46,716	46,793
Furniture and fixtures	5	6,472	5,888
Construction in process	—	1,552	1,069
Machinery and equipment under capital lease	10	1,482	1,412
		72,153	70,966
Less accumulated depreciation and amortization		(51,315)	(46,670)
		$20,838	$24,296

Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases are amortized straight-line over the estimated useful life of the asset. Amortization of capital lease obligations is included in depreciation expense.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

The Company assesses its long-lived assets for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, the Company projects undiscounted net future cash flows over the remaining estimated life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets.

Impairment of Property, Plant and Equipment

2011 Impairment

The Company recorded an impairment of equipment in the amount of $1.1 million to reduce the carrying value of certain equipment to $0 based on expected discounted cash flows. The impairment charge related to equipment no longer in service due to the discontinuation of a certain product line. The Company also recorded an impairment charge for the JV in the amount of $.6 million associated with equipment that the Company does not expect to utilize in the future. The equipment was written down to its estimated salvage value of approximately $.3 million.

2010 Impairment

During 2010, the Company recorded impairment of property, plant and equipment in the amounts of $.7 million, which represented certain amounts that had been previously included in construction in process that the Company concluded would not be placed into service. The Company recorded an impairment charge to write the value of the equipment to approximately $.1 million, which represents its estimated salvage value.

2009 Impairment

The Company recorded an impairment charge of $2.3 million in 2009, of which $1.8 million related to the JV, and $.5 million related to the Company’s wholly owned subsidiary in China.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

The $1.8 million impairment charge represented impaired equipment associated with a product line that was not generating positive cash flows. The Company has written the value of this equipment to $.4 million, which represents the estimated value of its alternative use to the Company. The $.5 million impairment charge in China related to equipment that was no longer in service.

Intangible Assets

Gross intangible assets consist of intellectual property of approximately $7.8 million at December 30, 2011, and $7.6 million at December 31, 2010. Accumulated amortization amounted to $4.2 million and $3.8 million at December 30, 2011 and December 31, 2010, respectively.

The intellectual property is amortized using the straight-line method over periods of up to 21 years. The estimated future amortization expense of acquired intangible assets for each of the next five years is approximately $.4 million annually.

Income Taxes

Deferred income taxes are determined utilizing the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery has occurred and there is reasonable assurance of collections of the sales proceeds. The Company generally obtains written purchase authorizations from customers for a specified amount of product at a specified price, and considers delivery to have occurred at the time of shipment. Revenue is recorded net of applicable allowances, including estimated allowances for returns, rebates and other discounts. Estimates of product returns and of allowances for doubtful accounts are based on the Company’s and industry trends. Such factors include historical collections, a customer’s current creditworthiness, age of the receivable balance, both individually and in the aggregate, and general economic conditions that may affect a customer’s ability to pay. In addition, the Company offers certain sales incentives based on certain levels of sales.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

The Company recognized $.9 million in 2011 and $.7 million in 2010 and 2009 as a reduction of sales related to these sales volume incentives. The allowance for volume incentives was $.8 million and $.6 million at December 30, 2011 and December 31, 2010, respectively.

Concentration of Risk

The Company performs ongoing credit evaluations of its customers, and generally does not require collateral. The Company maintains allowances for potential credit losses, and such losses have historically been within management’s expectations. Four customers accounted for net sales of approximately 29.9% in 2011, 30.4% in 2010 and 27.0% in 2009. Those customers accounted for 43% and 25% of accounts receivable at December 30, 2011 and December 31, 2010, respectively.

Approximately 16% of the Company’s labor force is covered by collective bargaining agreements.

Shipping and Handling Costs

The Company includes all costs related to freight-in charges in cost of sales. All costs related to freight-out on sales are included in selling, general, and administrative expenses. The Company freight out costs of $1.02 million, $.8 million and $.8 million during the years ended December 30, 2011, December 31, 2010 and January 1, 2010, respectively.

Research and Product Development

Research and product development costs are expensed as incurred, and amounted to $1.0 million in 2011 and 2010 and $.9 million in 2009.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

In accordance with the requirements of ASC 820, Disclosures About Fair Value of Financial Instruments, the Company has determined the estimated fair value amounts of its financial instruments using appropriate market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The Company’s financial instruments consist of cash, accounts receivable, accounts payable, bank debt and senior subordinated notes. The carrying value of these assets and liabilities are a reasonable estimate of their fair value at December 30, 2011 and December 31, 2010, based on short-term nature of the instruments or variable rates of interest related thereto.

Environmental Liability

Environmental investigatory, remediation, operating and maintenance costs are accrued when it is probable that a liability has been incurred, and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including existing technology, current laws and regulations, and prior remediation experience.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss), cumulative foreign exchange translation adjustments and the change in the unrecognized pension liabilities. Accumulated comprehensive loss consisted of $494,000, $256,000, and $136,000 of unrecognized pension liabilities, net of tax, and $0, $154,000, and $24,000 of cumulative foreign exchange translation adjustments, respectively, as of December 30, 2011, December 31, 2010 and January 1, 2010.

Interest Rate Swap

The Company had an interest rate swap with a notional value of $13.0 million, which expired on July 1, 2010. During the term of the agreement, the Company paid a fixed interest rate of 5.275% on the $13.0 million notional amount, and a major financial institution, as counterparty to the agreement, paid the Company interest at a floating rate based on LIBOR on the notional amount.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

The Company also had an additional interest rate swap worth a notional value of $27.5 million, which expired on July 1, 2010. During the term of the agreement, the Company paid a fixed interest rate of 3.530% on the $27.5 million notional amount, and a major financial institution, as counterparty to the agreement, paid the Company interest at a floating rate based on LIBOR on the notional amount.

The gains on the interest rate swaps amounted to $1.7 million in 2010 and $2 million in 2009 and were recorded in interest expense, net of interest income.

Deferred Financing Costs

The Company had gross deferred financing costs in the amount of $2.0 million at December 30, 2011 and $1.8 million at December 31, 2010. Accumulated amortization amounted to approximately $1.5 million at December 30, 2011 and $1.1 million at December 31, 2010.

Joint Venture

On December 1, 2003, NEPTCO Inc. and the joint venture partner (an otherwise unrelated party) formed a Joint Venture, JV, whereby each member’s fiber optic strength elements businesses were combined. The members contributed a total of $15 million, which consisted of cash, inventory, machinery and equipment, and other intellectual property and liabilities and long-term debt. Included in this contribution was NEPTCO Inc. capital stock of NEPTCO Europe, a wholly owned subsidiary. This venture, which is 50% owned by each member, is managed and operated on a day-to-day basis by NEPTCO Inc. The JV has been recorded for financial reporting purposes at carryover basis due to (a) the day-to-day control of the JV by NEPTCO, (b) the contribution of similar productive assets by the joint venture partner, (c) the non-cash asset contributions by NEPTCO and NEPTCO’s control of the JV and (d) the inherent difficulty in determining the fair value of non-cash assets in the absence of cash consideration.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

The condensed balance sheet of the JV is as follows (in thousands):

	December 30 2011	December 31 2010
Assets
Cash	$479	$929
Accounts receivable, net	2,656	2,820
Inventories, net	3,255	3,630
Prepaid expenses and other assets	11	22
Property, plant and equipment, net	338	1,046
Intangible assets, net	1,035	1,079
Total assets	$7,774	$9,526

Liabilities and members’ equity
Accounts payable and accrued expenses	$2,101	$1,677
Due to member	1,276	1,943
Total liabilities	3,377	3,620

Members’ contributed capital	15,000	15,000
Accumulated deficit	(10,603)	(8,940)
Accumulated other comprehensive loss	—	(154)
Total equity	4,397	5,906
Total liabilities and members’ equity	$7,774	$9,526

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

The results of operations of the JV are as follows for each of the years then ended (in thousands):

	December 30 2011	December 31 2010	January 1 2010

Net sales	$25,798	$25,826	$21,689
Cost of goods sold	23,651	22,680	23,073
Restructuring costs	—	—	112
Gross profit (loss)	2,147	3,146	(1,496)
Selling and marketing	1,033	1,397	1,432
General and administrative	2,050	2,075	2,123
Amortization of intangible assets	128	130	126
Restructuring costs	—	—	384
Impairment of property, plant and equipment	600	—	1,800
Operating loss	(1,664)	(456)	(7,361)
Other income	1	121	21
Net loss	$(1,663)	$(335)	$(7,340)

The JV also agrees to purchase a minimum of 80% of its total glass fiber requirements from the other joint venture partner. Additionally, the Company agrees to purchase private-label products exclusively from an affiliate of the other joint venture partner; however, the Company is not subject to a minimum purchase requirement on private-label products. Purchases from the joint venture partner were $4,926,000, $4,491,000 and $3,481,000 in 2011, 2010 and 2009, respectively. The JV had amounts due to the other joint venture partner of $351,000 and $485,000 at December 30, 2011 and December 31, 2010, respectively.

4. Debt in Default

At December 30, 2011, the Company was not in compliance with certain financial and operating covenants as required by the Company’s senior and senior subordinated borrowing arrangements.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Debt in Default (continued)

The Company has been in default of its arrangements and operated under a forbearance agreement with the senior lender, which included restrictions on access to available borrowings under its revolving line-of-credit. Additionally, the Company’s senior lender discontinued the option of a favorable optional interest rate, and instead applied a 200 basis point default penalty to the prevailing interest rate under the arrangement. As a result, the interest rate under the arrangement was 7.25% at December 31, 2010. The senior bank also placed restrictions on any payment of management fees to the Company’s primary shareholders.

The Company’s loan with its senior subordinated lender is cross-collateralized with its senior lender and, therefore, was also in default of that arrangement. Additionally, the senior subordinated lenders were restricted from receiving any cash interest payments.

In May 2011, the Company and its lenders agreed to a loan amendment, which waived the previous covenant violations, removed the forbearance agreement and established new covenants commencing in May 2011, which principally required certain levels of EBITDA. Additionally, the lenders agreed to eliminate the penalty interest, but replaced it with a minimum interest rate adjustment to the new prevailing interest rate. The amendment also added a .75% deferred interest charge on borrowings outstanding through December 31, 2011. Since the Company was not sold by December 31, 2011, the deferred rate escalated to 2%. The deferred interest is due at the earlier of repayment of the loan in full, or June 2013.

In 2011, the Company also issued immediately exercisable warrants to purchase 92,460 shares of common stock at $.001 per share to the senior lenders. The Company’s Board of Directors voted and approved to reduce the par value of the common stock from $.01 to $.001 per share. The fair value ascribed to the warrants was $0 per share since the Company’s common stock was worth $0 per share.

The May 2011 loan amendment to the Senior Subordinated Notes of $22.9 million, removed the forbearance agreement and established new covenants commencing in May 2011. The agreement required a reduction of the total interest from the sum of (a) base interest rate of 11% per annum (b) 2.0% — 3.0 % additional interest and (c) 2% penalty rate, to 8%. The 8% interest accrues on the $22.9 million principal amount, as well as the ongoing outstanding deferred interest amounts ($8.8 million at December 31, 2010). The Company also issued immediately exercisable warrants to purchase 582,500 shares of common stock at $.001 per share to the senior subordinated lenders, similar to those issued to the senior debt holders. The fair value ascribed to the warrants was $0 per share since the Company’s common stock was worth $0 per share.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Debt in Default (continued)

At December 30, 2011 and December 31, 2010, the Company had secured borrowings outstanding with its senior lender in the amount of $63.3 million and $67.9 million, respectively. These amounts are net of unamortized debt discounts in the amount of $.4 million and $.6 million at December 30, 2011 and December 31, 2010. The borrowings are due in escalating principal installments through 2013.

Under the arrangement with its senior lender, the Company also has a collateralized revolving line-of-credit which allows for borrowings of up to $7.5 million, which is limited based on certain leverage ratios. There were no borrowings outstanding at December 30, 2011 and December 31, 2010. The arrangement expires in 2013. The Company is required to pay a commitment fee on the average daily aggregated unutilized portion of the revolving line of credit at a rate ranging from .375% to .5% per year, depending on the amount of the leverage ratio.

The Company also has Senior Subordinated Notes due in 2013 in the amount of $22.9 million at December 30, 2011 and December 31, 2010. The Senior Subordinated Notes are unsecured, and bear interest at a rate of 8% per annum. Total deferred and unpaid interest amounted to $12.2 million at December 30, 2011 and $8.9 million at December 31, 2010.

The Senior Subordinated Notes and related interest are redeemable at the option of the Company, and in the event of a change of control or asset disposition, provided that the borrowings to its senior debt holder have been paid in full. The voluntary prepayments bear a prepayment penalty if paid prior to the third anniversary.

The Company has presented both the senior and the senior subordinated borrowings as current liabilities at December 30, 2011, since the Company was in violation of certain debt covenants and is in default of its debt. The net book value of assets securing loans at December 30, 2011 is approximately $50.3 million which includes all of the assets of NEPTCO Inc. in the United States as well as the investments in JV and its subsidiary in Suzho, China.

Required principal payments under the borrowing arrangements are $33.6 million in 2012 and $52.6 million in 2013.

Interest paid, including the interest rate swap, amounted to $4.1 million in 2011, $7.1 million in 2010, and $9.7 million in 2009.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 30 2011	December 31 2010

Payroll and related expenses	$1,035	$962
Interest	852	14
Legal and professional fees	330	666
Environmental reserve	275	330
Other	459	579
Total accrued expenses	$2,951	$2,551

6. Lease Arrangements

The Company is obligated under various capital and operating leases, primarily for equipment, that expire over the next five years. Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year), and the present value of future minimum capital lease payments as of December 30, 2011, are as follows (in thousands):

	Capital Leases	Operating Leases

Year ending:
2012	$62	$64
2013	26	23
2014	16	17
2015	18	9
Total minimum lease payments	122	$113

Less amount representing interest (at rates ranging from 4% to 8%)	11
	111
Less current portion	55
	$56

Total rent expense was $.4 million in 2011 and 2010 and $.5 million in 2009.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Contingencies

The Company is a defendant in various lawsuits and administrative proceedings that are being handled in the ordinary course of business. In the opinion of management of the Company, these suits and claims should not result in final judgments or settlements that, in the aggregate, would have a material adverse effect on the Company’s financial condition or results of operations.

Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, patent infringements and penalties, and other sources are recorded when it is probable that a liability has been incurred, and the amount of the assessment and/or remediation can be reasonably estimated.

The Company is currently assessing potential costs to be incurred for environmental clean-up at its facilities in Lenoir and Granite Falls, North Carolina, and Pawtucket, Rhode Island. The potential costs related to these matters are uncertain due to factors such as the unknown magnitude of clean-up required, and the timing and nature of procedures to be performed. At December 30, 2011 and December 31, 2010, accrued expenses include approximately $275,000 and $330,000, respectively, to provide for estimated environmental clean-up costs. The Company is fully indemnified for amounts over $.9 million up to $20 million for any pre-acquisition environmental liabilities by the former owner of the Company.

In the opinion of management, the ultimate liability of these matters will not be material to the Company’s financial position, results of operations or cash flows.

8. Employee Benefit Plans

Defined Benefit Plan

The Company has a defined benefit pension plan covering substantially all of its union employees at the Pawtucket Plant. This plan was frozen effective October 31, 2006, and as a result, no new participants will enter the plan and the benefits of current participants are being frozen as of that date. The benefits are based on years of service and the employee’s average compensation during the earlier of five years before retirement, or October 31, 2006.

The Company recognizes in its balance sheet an asset for the plan’s overfunded status or a liability for a plan’s underfunded status. The Company measures the plan’s assets and obligations that determine its funded status as of the end of the Company’s fiscal year, recognizes changes in the funded status of the plan in the year in which the changes occur and

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

reports these changes in other comprehensive loss. As required, the Company measured plan assets and obligations as of the date of their fiscal year end.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

The following tables set forth the plan’s benefit obligations, fair value of plan assets, funded status and amounts recognized in the consolidated financial statements at December 30, 2011 and December 31, 2010 (in thousands):

	2011	2010

Change in benefit obligation:
Benefit obligation at beginning of period	$1,518	$1,294
Interest costs	81	80
Actuarial loss	275	195
Benefits paid	(93)	(51)
Benefit obligation at end of period	1,781	1,518

Change in plan assets:
Fair value of plan assets at beginning of period	1,186	1,144
Actual return on plan assets	(39)	93
Employer contributions	55	—
Benefits paid	(93)	(51)
Fair value of plan assets at end of period	1,109	1,186
Unfunded status of the plan	$(672)	$(332)

Amounts recognized in consolidated balance sheets:
Non-current liabilities	$(672)	$(332)
Amount recognized in accumulated other comprehensive income (pre-tax):
Net actuarial loss	$(801)	$(417)

	Year Ended
	December 30 2011	December 31 2010	January 1 2010
Components of net periodic pension cost:
Interest costs	$81	$80	$79
Expected return on plan assets	(93)	(89)	(86)
Amortization of net loss	22	15	15
Net periodic pension cost	$10	$6	$8

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

The Company’s measurement date is the same as the fiscal year end date for each of the years presented in the accompanying statements of operations. The discount rate used to determine the benefit obligation was 4.5% at December 30, 2011 and 5.5% at December 31, 2010. The expected long-term interest rate was 8% for each of the periods presented for purposes of determining net periodic pension benefit.

The average future years of service of plan participants expected to receive benefits is 11 years as of December 30, 2011.

The Company’s plan assets, all of which are with unrelated parties and generally from Level 1 inputs, by weighted-average asset allocation, are as follows:

	2011	2010

Equity securities	47%	44%
Fixed income securities	53	56
	100%	100%

The Company has developed an investment policy for the pension plan. The investment strategy is to emphasize total return, that is, the aggregate return from capital appreciation and dividend and interest income. The primary investment management objective of the plan’s assets is the emphasis on consistent growth, specifically, growth in a manner that protects the plan’s assets from excessive volatility in market value from year to year. The investment policy takes into consideration the benefit obligations, including timing of distributions.

The Company expects to contribute $283,951 to the pension plan in 2012. The following benefit payments, which reflect future service as appropriate, are expected to be paid through the utilization of plan assets during future fiscal years (in thousands):

2012	$27
2013	28
2014	30
2015	35
2016	39
2017 through 2021	397

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

Profit Sharing Plan

The Company sponsors a discretionary-contribution profit sharing plan covering non-union employees of NEPTCO. Under this plan, the Company may elect to make profit sharing contributions solely at the discretion of its Board of Directors. There were no discretionary contributions made in 2011, 2010 or 2009.

401(k) Plan

The Company has two 401(k) savings plans, one for union employees and one for non-union employees. Under these plans, substantially all employees of NEPTCO are eligible to participate by making before-tax contributions to these plans. Participants may elect to defer between 1% and 10% of their annual compensation.

The Company may contribute $0.75 for each $1.00 of participant deferrals up to 3% of the non-union participant’s compensation. The Company may match union employee contributions by $0.50 for each $1.00 of participant deferrals up to 3% of the participant’s compensation. There were no matching contributions in 2011, 2010 and 2009.

9. Income Taxes

The Company files a consolidated federal income tax return and separate state income tax returns. The components of income before income taxes are as follows (in thousands):

	Year Ended
	December 30 2011	December 31 2010	January 1 2010

Domestic	$20,773	$(14,823)	$8,402
Foreign	2,996	8,717	(1,271)
Income (loss) before income taxes	$23,769	$(6,106)	$7,131

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Income Taxes (continued)

The benefit for income taxes consists of the following (in thousands):

	Year Ended
	December 30 2011	December 31 2010	January 1 2010
Current:
Federal	$176	$272	$3,590
State	(14)	(13)	(15)
Foreign	—	(40)	(118)
	162	219	3,457
Deferred:
Federal	1,796	293	(15)
State	2	(21)	(2)
	1,798	272	(17)
Benefit for income taxes	$1,960	$491	$3,440

The Company’s 2011, 2010 and 2009 effective income tax rate differs, in addition to the effects of the two items described below, from the statutory federal income tax rate of 34% due primarily to the non-deductibility of dividends accreted for redeemable preferred stock treated as interest expense for financial reporting purposes offset by the impact of the JV earnings, which are taxed at the member level (only the portion of the JV earnings (50%) related to the Company are taxed in the accompanying financial statements).

The effective income tax rate for 2011 is also impacted by the forgiveness of the redeemable preferred stock, which is not treated as income for tax purposes.

In 2010, the Company recorded a tax benefit related to $900,000 of its net operating losses recorded in 2010 to the extent such amounts could be carried back to 2008.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Income Taxes (continued)

Deferred income tax assets and liabilities consist of the following (in thousands):

	December 30	December 31
	2011	2010

Deferred tax liabilities	$4,104	$4,404

Deferred tax assets	4,990	3,358
Valuation allowance	(1,319)	(1,392)
	3,671	1,966
Net deferred tax liabilities	$433	$2,438

The significant deferred tax assets and liabilities relate to certain allowances, intangible assets, and depreciation differences. The Company has a valuation allowance related to foreign losses that do not meet the more-likely than not threshold for recognition due to uncertainty about future taxable income in those taxing jurisdictions. Net operating loss carry-forwards in the United States amounted to $5.2 million at December 30, 2011 and begin to expire in 2030. Net operating losses in France amounted to $7.8 million and $8.2 million at December 30, 2011 and December 31, 2010, respectively, which do not expire; however, when the Company dissolves this subsidiary within the Joint Venture, the net operating losses will expire. The Company’s subsidiary in China was on tax holiday in 2008, and experienced a 50% tax holiday in 2008 through 2011, which resulted in an incremental tax rate of 12.5% in 2011 and 2010. The expected rate in 2012 and beyond is 25%.

There were no income taxes paid for each of the periods presented. The Company, however, received income tax refunds in the amount of $272,000 in 2011, $2,800,000 in 2010, and $1,000,000 in 2009.

The Company has no unrecognized tax benefits for uncertain tax positions at December 30, 2011 and December 31, 2010. The Company’s policy is to record interest and penalties, if applicable, as income tax expense.

The Company is subject to federal and state income tax audits for all periods in which the statute of limitations is open.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Stockholders’ Deficit

Common Stock Agreement

The Common Stockholders’ Agreement contains stock transfer restrictions, as well as provisions granting certain tag-along rights, drag-along rights, registration rights and participation rights. Additionally, holders of significant shares of common stock have the right to require the Company to repurchase all of its respective common shares. Common shares would be repurchased at their fair market value, as defined in the Stockholders’ Agreement.

All common shares issued to the management investors are subject to a repurchase option. In the event a management investor ceases to be employed, the Company has the first right to repurchase the applicable shares at fair value, and the majority investor has the second right to repurchase any shares not repurchased by the Company.

Stock Option Plan

The Company adopted the 2000 Stock Option Plan (the Plan), effective May 2, 2000, to provide long-term rewards and incentives to its directors, executives and other key employees. The Plan provides for non-qualified stock options for the issuance of up to 123,711 shares of common stock. The exercise price of the stock options shall be determined by the Compensation Committee (the Committee) or Board of Directors, but shall not be less than the par value of the common stock. Stock options will be exercisable at such time or times as the Committee shall determine. The term of each stock option will be determined by the Committee, but shall not exceed ten years from the date of grant. Stock options that expire unexercised or are canceled, terminated or forfeited in any manner without the issuance of common stock shall again be available under the Plan for reissuance. There have been no stock options issued under the Plan. This Plan expired in 2011.

11. Preferred Stock

On May 27, 2011, the remaining holders of 13,492 shares of redeemable preferred stock converted their preferred stockholdings ($28.9 million at December 31, 2010) into 7,587 shares of Series A Preferred Stock, which accrues dividends at 4% annually ($177,030 cumulative dividends at December 30, 2011). These shares are redeemable at the option of the Company. In connection with that transaction, the Company’s Board of Directors reduced the authorized number of shares of common stock to 3 million shares and the par value of the common stock to $.001 per share. Additionally, the Company redeemed and retired 1,116,711 shares of common stock for no value from certain shareholders.

NEPTCO Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Preferred Stock (continued)

The 13,492 shares of redeemable preferred stock were treated as a liability as the amounts were subject to mandatory redemption along with accruing dividends of 12%, which was recorded as interest expense. As a result of the conversion, the Company recorded a gain on extinguishment of redeemable preferred stock since the fair value of the Series A Preferred Stock was determined to have no value.

12. Subsequent Events

The Company evaluated subsequent events through June 22, 2012, the date these financial statements were ready to be issued.

13. Event (unaudited) subsequent to date of independent auditors’ report

On June 27, 2012, 100% of the capital stock of NEPTCO was acquired by Chase Corporation, a Securities and Exchange Commission (SEC) registrant, traded on the NYSE MKT (formerly known as the American Stock Exchange) under the ticker symbol “CCF”. As part of this transaction, Chase also acquired NEPTCO’s 50% ownership stake in the JV. The purchase price was $67,000,000, excluding any working capital adjustments and acquisition related costs.